Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement of DWS Investments Trust (formerly Scudder MG Investments Trust) on Form N-1A ("Registration Statement") of our report dated November 22, 2005, relating to the financial statements and financial highlights which appears in the September 30, 2005 Annual Report to Shareholders of Scudder Micro Cap Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 27, 2006